Exhibit 99.1

Investor Relations Contacts:
Keith Terreri, Vice President - Finance & Treasurer
Jim Mathias, Director - Investor Relations
214-570-4641
investor_relations@metropcs.com

MetroPCS Releases Fourth Quarter 2012 Subscriber Results

Fourth Quarter 2012 Subscriber Highlights Include:

•	Consolidated net subscriber losses of 93 thousand

•	Quarterly churn of 3.6%, a sequential decrease of 10 bps from the third quarter of 2012, and a decrease of 10 bps from the fourth quarter of 2011

•	Surpassed 2.2 million 4G LTE subscribers, representing approximately 26% of total subscribers

•	Serve approximately 8.9 million subscribers

DALLAS (January 7, 2013) - MetroPCS Communications, Inc. (NYSE: PCS), the nation's leading provider of no annual contract, unlimited, flat-rate wireless communications service, today announced selected subscriber information for the quarter and year ended December 31, 2012.

In the fourth quarter of 2012, MetroPCS reported gross additions of 866 thousand subscribers, which represents a 29% decrease over the fourth quarter of 2011. The Company ended the fourth quarter of 2012 with approximately 8.9 million subscribers, which includes net subscriber losses during the quarter of 93 thousand subscribers. The Company surpassed 2.2 million 4G LTE subscribers, an increase of 117% from the third quarter of 2012. Churn for the fourth quarter of 2012 was 3.6% compared to 3.7% in the fourth quarter of 2011 and down from 3.7% in the third quarter of 2012. The decrease in churn was primarily driven by normal seasonal effects related to traditional retail selling periods, continued investments in our network and lower year-to-date subscriber growth.

Subscriber Metrics

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Consolidated Subscribers
End of Period	8,886,723	9,346,659	8,886,723	9,346,659
Gross Additions	866,170	1,223,694	3,340,891	5,311,276
Net Additions	(93,237)	197,410	(459,936)	1,191,549
Churn	3.6%	3.7%	3.4%	3.8%

The subscriber results for the fourth quarter of 2012 and the twelve months ended December 31, 2012 may not be reflective of subscriber results for any subsequent period.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of no annual contract, unlimited wireless communications service for a flat-rate. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USA(SM), MetroPCS customers can use their service in areas throughout the United States covering a population of over 280 million people. As of December 31, 2012, MetroPCS had approximately 8.9 million subscribers. For more information please visit www.metropcs.com.